Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GateHouse Media, Inc.

We consent to the incorporation by reference in this registration statement on Form S-1 of GateHouse Media, Inc. of our report dated March 12, 2007, with respect to the consolidated balance sheets of GateHouse Media, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for year ended December 31, 2006 (Successor Period), the period from June 6, 2005 to December 31, 2005 (Successor Period), the period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the year ended December 31, 2004 (Predecessor Period), and the related financial statement schedule, which report appears in the December 31, 2006, annual report on Form 10-K of GateHouse Media, Inc, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-1 and related prospectus.

As discussed in Note 1(q) to the consolidated financial statements, during 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

As discussed in note 1(i) to the consolidated financial statements, in 2005 the Company changed to June 30 the date on which the annual impairment assessment of goodwill and intangible assets with indefinite lives is made.

As discussed in note 1(b) to the consolidated financial statements, effective June 6, 2005, FIF III Liberty Holdings LLC acquired all of the outstanding stock of GateHouse Media, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods prior to the acquisition and therefore, is not comparable.

/s/ KPMG LLP

Chicago, Illinois

June 28, 2007